Exhibit 4.8

1st AMENDMENT TO THE
SHARE PURCHASE AGREEMENT

By this “1st Amendment”, the parties qualified below:

1. Pointer do Brasil Participações Ltda., a company organized under the laws of Brazil, headquartered in São Paulo, State of São Paulo, at Av. Brigadeiro Faria Lima, 1355, 17º andar, sala 1715, CEP 01452-919, registered at CNPJ/MF under No. 18.519.697/0001-77, hereby represented by its legal representative, Gustavo Silva Ladeira (“Buyer“); and

2. Bracco do Brasil Empreendimentos e Participações Ltda., a company organized under the laws of Brazil, headquartered in São Paulo, State of São Paulo, at Rua Ostenda, nº 79, 3º Andar, Vila Vermelha registered at CNPJ/MF under No. 10.686.562/0001-94, hereby represented by its legal representative, Roseli Maria Cáceres (“Seller“);

and, as “Intervening Parties”,

3. Pointer do Brasil Comercial S.A., a corporation organized under the laws of Brazil, headquartered at Rua Ostenda, nº 79, Vila Vermelha, São Paulo-SP, registered at the CNPJ/MF under No. 10.426.974/0001-95, hereby represented by its legal representatives, Henrique Vogler and Jorge Marques Moura (“Company”);

4. Pointer Telocation Ltd., a company organized under the laws of Israel, headquartered at 14 Hamelacha St. Rosh Haayin 48091, Israel, registered at CNPJ/MF under No. 10.231.692/0001-31, hereby represented by its legal representative, Karin Alvo (”Pointer Israel”)

5. Jacitara Holding Participações Ltda., a company organized under the laws of Brazil, headquartered at Av. Presidente Vargas, 734, Cidade Nova I, Indaiatuba-SP, registered at the CNPJ/MF under No. 14.766.292/0001-82, hereby represented by its legal representative, Josué Eraldo da Silva (“Jacitara”);

6. Josué Eraldo da Silva, a Brazilian citizen, divorced, businessman, bearer of the Identity Card RG No. 19.707.348-7 SSP/SP and registered at the CPF/MF under No. 082.003.288-30, resident and domiciled at Rua Nove de Julho, 1010, apt. 22, Centro, Indaiatuba-SP (“Josué”);

7. Roseli Maria Caceres, a Brazilian citizen, married, businesswoman, bearer of the Identity Card RG No. 8.540.453 SSP/SP and registered at the CPF/MF under No. 032.296.208-01, resident and domiciled at Rua José Monteiro Filho, 270, apt. 111, Vila Suzana, São Bernardo do Campo-SP (“Roseli”);

8. Therezinha de Jesus Marques Moura, a Brazilian citizen, married, businesswoman, bearer of the Identity Card RG No. 4.463.451-1 SSP/SP and registered at the CPF/MF under No. 152.814.068-09, resident and domiciled at Rua Professor Pedreira de Freitas, 69, apt. 51, Tatuapé, São Paulo –SP (“Therezinha”);

9. Cyro Buonavoglia, Brazilian citizen, widow, businessman, bearer of the Identity Card RG No. 4.121.199-6 SS/SP and registered at the CPF/MF under No. 124.201.408-00, resident and domiciled at Rua Curitiba, 195, apto. 101, Moema, São Paulo –SP (“Cyro”); and

10. Buonny Emprendimentos e Participações Ltda., a company organized under the laws of Brazil, headquartered at Alameda dos Guatás, nº 191, 2nd floor, suíte 26, Saúde, São Paulo-SP, registered at the CNPJ/MF under No. 06.260.557/0001-48, hereby represented by its legal representative, Cyro Buonavoglia (“Buonny”).

Jacitara, Josué, Roseli, Therezinha, Cyro and Buonny are hereinafter jointly referred to as “Seller’s Officers and Quotaholders”; and

11. Eicon Controles Inteligentes de Negócios Ltda., a company organized under the laws of Brazil, headquartered at Rua Ostenda, nº 79, Vila Vermelha, São Paulo-SP, registered at the CNPJ/MF under No. 53.174.058/0001-18, hereby represented by its legal representative, Luiz Alberto Rodrigues (“Eicon”).

Buyer, Seller and Intervening Parties are hereinafter referred to jointly as “Parties” and solely as “Party”;

WHEREAS:

(a)           The Parties executed, on September 16, 2013, a Share Purchase Agreement (the “Share Purchase Agreement”), by which the Seller agreed to sell to the Buyer, and the Buyer agreed to purchase from the Seller, 7,680,000 common, registered with no par value shares, constituting 51.2% of the issued capital stock of the Company, on a fully dilute basis (“Shares”); and

(b)           The parties wish to update the amounts provided for in Exhibits 6.2, 6.2A and 6.3 and, consequently, amend the Composition and Payment of the Transaction Value established in the Share Purchase Agreement;

Therefore, the Parties will enter into this 1st Amendment, as follows:

1.              Replacement of Exhibits.

1.1.           The Parties hereby agree to update the amounts provided for in Exhibits 6.2 and 6.3 of the Share Purchase Agreement, which are hereby replaced by Exhibit I and Exhibit II respectively to this 1st Amendment, and in Exhibit 6.2A of the Share Purchase Agreement, which is hereby replaced by Schedule I to the 1st Amendment to the Loan Agreements to be executed between the Company and the Seller on this date (“1st Amendment to the Loan Agreements”).

2.             Change of the Composition and Payment of the Transaction Value.

2.1           The Parties hereby agree to amend the Composition and Payment of the Transaction Value established in Section 2.2 of the Share Purchase Agreement, which shall be composed by and paid as follows: (i) the amount of nine million, eight hundred and five thousand, seven hundred and six Reais (R$ 9,805,706.00), to be paid by Buyer to Seller for the Shares (“Shares Price”), and (ii) the amount of two million, seven hundred and ninety four thousand, two hundred and ninety four Reais (R$ 2,794,294.00), to be paid by the Company, as repayment of Company’s outstanding loans provided for in (i) Section 6.2 of the Share Purchase Agreement, which form of repayment was initially provided for in Schedule 6.2A of the Share Purchase Agreement, and is now reflected in the Schedule I of the 1st Amendment to the Loan Agreements and (ii) in Section 6.3 of the Share Purchase Agreement, as stated at Santander statement in Exhibit II of this 1st Amendment, in both cases, plus accrued interest till the Closing Date. All funds to be transferred to the Seller shall be transferred to the bank account whose details appear in Exhibit 2.2 to the Share Purchase Agreement.

3.              General Provisions.

3.1.           Ratification. All terms and conditions of the Share Purchase Agreement that were not expressly amended herein shall be hereby ratified and remain in full force and effect.

3.2.           Capitalized Terms. The Parties agree that all capitalized terms not specifically defined in this 1st Amendment shall have the meanings defined in the Share Purchase Agreement.

3.3           Successors. This 1st Amendment and all of the provisions hereof, shall be binding upon the Parties and their respective successors for all legal purposes.

3.4           Language. This 1st Amendment shall be executed and signed in the English and Portuguese languages. In case of discrepancy between the two, the Portuguese version shall prevail. The Parties further agree that the English version shall be a relevant element of interpretation to ascertain the actual meaning and spirit desired by Pointer Israel upon the execution of this 1st Amendment.

3.5           Arbitration.  All disputes, controversies and/or differences involving any of the Parties (including the Intervening Parties) related to or in connection with this 1st Amendment, including disputes relating to the breach, review, termination, existence, validity or enforceability of this 1st Amendment, shall be definitively settled in accordance with the arbitration procedure provided for in the Share Purchase Agreement, and with the rules provided thereto.

3.6           Governing Law. This 1st Amendment shall be governed by and construed in accordance with the laws of Brazil.

IN WITNESS WHEREOF, the Parties have duly executed this 1st Amendment in three (3) counterparts in the same terms and conditions jointly with two (2) witnesses.

São Paulo, October 14, 2013.

Buyer/Compradora:

by/pp.	Pointer do Brasil Participações Ltda. Gustavo Silva Ladeira

Seller/Vendedora:

by/pp.	Bracco do Brasil Empreendimentos e Participações Ltda. Roseli Maria Cáceres